Live Current Sells eBalance Distribution Rights to Focus Exclusively on eSports and Gaming

Vancouver, British Columbia, Canada, January 29, 2020, Live Current Media, Inc. ("Live Current" or the "Company") (OTCQB: LIVC) announces that it has entered into an agreement to sell the exclusive distribution rights to the eBalance microcurrent device to Cell MedX Corp.  The Company purchased the rights in March of 2019.

The sales price includes a retained royalty on future sales of the eBalance device capped at USD$507,500 and share purchase warrants for 2,000,000 shares of Cell MedX Corp.  1,000,000 warrants are exercisable at USD$0.50 per share and 1,000.000 warrants are exercisable at USD$1.00 per share.  The warrants expire three years after their date of issue.  Cell MedX Corp. has the right to accelerate the expiry date of the warrants based on the trading price of Cell MedX Corp.'s shares.

Management determined that the Company is best served focusing exclusively on the eSports and Gaming sector and specifically its SPRT MTRX and Boxing.com FEDERATION projects for the immediate future.  According to Statista, eSports revenue is growing at a faster than 20% per year rate and is expected to hit $1.8 billion by 2022.

About Live Current Media Inc.

Live Current Media, Inc. (LIVC) is a technology company involved in the entertainment industry. Currently developing two projects, SPRT MTRX and Boxing.com FEDERATION for release in Fall 2020, LIVC is positioned to take advantage of the exciting and rapidly growing eSports and Gaming sector.

On behalf of the board of directors of Live Current Media Inc.

David Jeffs, CEO & Director

For more information please contact:

david@livecurrent.com

1 866 347-5057

www.livecurrent.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media, Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.